EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Corporate Resource Services, Inc.

We consent to the incorporation of our report dated December 20, 2013, except for Noted 16 dated June 30, 2014 on our audit of the consolidated financial statements of Corporate Resource Services, Inc. for the year ended December 28, 2012 included in this Form 10-K.

/s/ Rosen Seymour Shapss Martin & Company, LLP
Rosen Seymour Shapss Martin & Company, LLP

New York, New York
June 30, 2014